[Griffin-American Healthcare REIT II, Inc. letterhead]

March 2, 2012

Dear Fellow Investor:

As you may know, Grubb & Ellis Company, the former sponsor of Griffin-American Healthcare REIT II, recently filed for Chapter 11 bankruptcy protection following a period of financial instability. We wanted to take this opportunity to communicate with our stockholders in order to avoid any unnecessary confusion or concern regarding this matter.

As you know through our prior communications, on November 7, 2011, the independent members of our board of directors unanimously elected to terminate our sponsorship by Grubb & Ellis in light of the company’s continuing struggles. On January 6, 2012, we completed an extremely successful transition from Grubb & Ellis to a new co-sponsorship arrangement with American Healthcare Investors and Griffin Capital Corporation.

As a result of this transition, we have no continuing operational ties to Grubb & Ellis. Since January 7, 2012, all sponsor-related services have been provided by American Healthcare Investors, Griffin Capital Corporation, and their affiliates.

While the sponsor company has changed, very little else has. Our board of directors and management team are the very same people who have guided our company since its inception to become one of the best performing non-traded REITs in the industry. Simply put, our board of directors took timely action to replace a financially unstable sponsor with sound co-sponsors.

From the perspective of our executive management team and our board of directors, the transition in sponsors was executed exceptionally well and was met with tremendous support from our most important constituents. We received the necessary regulatory approvals from the U.S. Securities & Exchange Commission and the Financial Industry Regulatory Authority (FINRA) in record time, allowing our offering to continue without interruption during the transition period.

We are also pleased to report that Griffin-American Healthcare REIT II has remained one of the top equity raising and best performing non-traded REITs in the industry. According to Robert A. Stanger & Co., we ended 2011 as the ninth-ranked equity raising non-traded REIT in the industry (out of nearly fifty), and within a month of completing our transition we had reconstituted nearly our entire selling group of broker-dealers.

The broad-based and resounding support that we have received from our broker-dealer partners and financial advisors enabled us to complete 2011 with an equity raise that more than doubled that of the prior year. This continued capital raising velocity has fueled tremendous growth in our real estate portfolio since the beginning of this year.

In addition to the sponsor transition, there have been a number of other positive developments in recent months. Since our board of directors’ decision to separate from Grubb & Ellis, our company has:

•	Increased the investor distribution rate to 6.6 percent per year, based upon a $10 purchase price,

•	Reduced fees paid to our sponsors, and

•	Completed property acquisitions totaling more than $230 million, thereby growing our property portfolio by approximately 50 percent since the start of 2012.

Our portfolio now totals 71 buildings valued in excess of $660 million, based on purchase price. Since the start of 2011, the portfolio has grown an impressive 243 percent, based on purchase price.

As previously mentioned, despite our transition in sponsors, the board of directors and management team of Griffin-American Healthcare REIT II are unchanged. The same talented professionals who built our company remain in place, working each day on your behalf.

Should you have any questions regarding this or any other matter related to Griffin-American Healthcare REIT II, please feel free to contact our Investor Services department at (888) 926-2688.

Kind regards, /s/ Jeff Hanson Jeff Hanson Chairman and Chief Executive Officer	/s/ Danny Prosky Danny Prosky President and Chief Operating Officer

This letter contains certain forward-looking statements with respect to the company’s ability to maintain or grow its portfolio; its ability to maintain or increase its equity raise through its initial public offering; and its ability to maintain or increase its ranking within the non-traded REIT industry. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: our strength and financial condition and uncertainties relating to the financial strength of our current and future real estate investments; uncertainties relating to changes in general economic and real estate conditions; uncertainties regarding changes in the healthcare industry; uncertainties relating to the implementation of recent healthcare legislation; the uncertainties relating to the implementation of our real estate investment strategy; the ability of our new co-sponsors to raise significant capital on our behalf and to successfully deploy it; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the U.S. Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.